Exhibit 3.1

AMENDMENT TO

AMENDED & RESTATED BY-LAWS OF

QUALITY DISTRIBUTION, INC.

December 23, 2014

The undersigned, being the Secretary of Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), hereby certifies the Amendment to the Amended & Restated By-Laws (the “By-Laws”) of the Corporation as follows:

RECITAL

WHEREAS, the Board of Directors (the “Board”) determined that the By-Laws of the Company should be amended to create a majority voting standard for the election of directors in uncontested elections and require advance notice of certain shareholder action.

AMENDMENT

THEREFORE, the Board, acting pursuant to Section 607.0821 of the Florida Business Corporation Act (the “FBCA”) and Section O of Article III of the By-Laws, acting by unanimous written consent in lieu of holding a special meeting of the Board, amended the By-Laws as follows:

(1) Section J of Article II of the By-Laws is hereby amended to delete all existing text and replace it in its entirety with the following:

“SECTION J. VOTING FOR DIRECTORS. Directors shall be elected as hereinafter set forth. Each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Except as provided with respect to Contested Elections, each nominee shall be elected a director by a Majority Vote with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present. For purposes of these by-laws, a “Majority Vote” means that the number of votes cast in favor of a nominee must exceed the number of votes cast against that nominee’s election. Abstentions and broker non-votes, if any, will not count as a vote cast with respect to that nominee.

Directors shall be elected by a plurality of the votes cast in any Contested Election. For purposes of these by-laws, a “Contested Election” means an election of directors with respect to which, as of ten (10) days prior to the date the Corporation first mails the notice of such meeting to shareholders, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.

Except with regard to Contested Elections, each nominee for election as a director shall provide to the Corporation, prior to the distribution of the proxy statement relating to such meeting, a contingent letter of resignation from the Board of Directors which shall become effective only if the director fails to receive a sufficient number of votes for re-election at the annual meeting of shareholders and the Board of Directors determines to accept the resignation.”

(2) The following shall be added to the By-Laws as new Section Q of Article II of the By-Laws:

“SECTION Q. BUSINESS AT ANNUAL MEETING. At any annual meeting of shareholders, only such business shall be conducted as shall have been (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or to the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a shareholder who is a shareholder of record at the time of the giving of the notice provided for in this Section Q of this Article II and who shall be entitled to vote at such meeting.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the meeting, (iii) the name and record address of the shareholder proposing such business, (iv) the class or series and number of shares of the Corporation which are owned beneficially or of record by the shareholder, (v) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, (vi) the same information required by clauses (ii), (iii) and (iv) above with respect to any other shareholder that, to the knowledge of the shareholder proposing such business, supports such proposal, and (vii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Notwithstanding anything in this Section Q of this Article II to the contrary, a shareholder intending to nominate one or more persons for election as a director at an annual meeting must comply with Section K of Article III of these by-laws for such nominations to be properly brought before such meeting.

No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section Q of this Article II. The Chairman or other officer of the Corporation presiding at the annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Section Q of this Article II, and if he or she should so determine, shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.”

(3) Existing Sections K through P in Article III of the By-Laws are hereby amended to change their section references to commence from the letter “L” and continue in alphabetical order through the letter “Q”.

(4) The following shall be added to the By-Laws as a new Section K of Article III of the By-Laws:

“SECTION K. NOMINATION OF DIRECTORS. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors at the annual meeting may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section K of this Article III. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (v) the consent of the person to serve as a director of the corporation, if so elected; and (b) as to the shareholder giving the notice (i) the name and record address of shareholder, (ii) (A) the class, series and number of shares of capital stock of the Corporation which are owned by the shareholder, (B) the name of each nominee holder of shares owned beneficially but not of record by such shareholder and the number of shares of stock held by each some nominate holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of such shareholder or any of its affiliates or associates with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such shareholder of any of its affiliates or associates or to increase or decrease the voting power or pecuniary or economic interest of such shareholder or any of its affiliates or associates with respect to stock of the Corporation, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such shareholder and any of its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors. The Corporation may require any proposed nominee to furnish such other information as reasonably may be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee, and to provide a contingent letter of resignation in the form customarily used by the Corporation in other than Contested Elections. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein.

The officer of the Corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, shall so declare to the meeting and the defective nomination shall be disregarded.”

The effective date of this Amendment is the date first written above.

Henceforth all references in the By-Laws to the term “by-laws” shall be deemed to refer to the By-Laws as amended by this Amendment. This Amendment supplements and is hereby made a part of the By-Laws, and the By-Laws and this Amendment shall, from and after the date hereof, be read together and shall constitute the By-Laws of the Corporation within the meaning of the FBCA.

IN WITNESS WHEREOF, the undersigned hereby certifies the due adoption of this Amendment to the Amended & Restated By-Laws of the Corporation in his capacity as Secretary of the Corporation.

/s/ John T. Wilson
John T. Wilson
Secretary